                                                U.S. SECURITIES AND EXCHANGE COMMISSION

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FORM 5
                                                                                             Washington, D.C. 20549
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                                          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of
                                                         1935 or Section 30(f)
                                                 of the Investment Company Act of 1940

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1.       Name and Address of Reporting Person*        2.       Issuer Name and Ticker or Trading Symbol                6.  Relationship of Reporting Person to Issuer
                                                                                                                       (Check all applicable)
                                                                     Compaq Computer Corporation (CPQ)                   X   Director        ___ 10% Owner
                                                                                                                       -----
                                                                                                                       ___ Officer    (give  ___ Other (Specify)
Heilmeier            George                   H.                                                                                      title
                                                                                                                                      below)
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(Last)               (First)            (Middle)      3.  IRS or Social Security   4.  Statement for
                                                          Number of Reporting         Month/Year
20555 SH 249                                              Person (Voluntary)       Fiscal Year 2000
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                            (Street)                                               5.  If Amendment, Date of           7.  Individual or Joint/Group Filing
                                                                                      Original                                     Check applicable line)
                                                                                      (Month/Year)                       X   Form filed by One Reporting Person
                                                                                                                       -----
Houston                    TX           77070-2698                                                           ___ Form filed by More than One Reporting Person
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(City)                   (State)            (Zip)              Table 1 - Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.  Title of Security                                 2  Transac-      3.  Trans-    4.  Securities Acquired (A)       5.  Amount 0f        6.  Owner     7. Nature of
    Instr. 3)                                           action Date       tion        or Disposed of (D)                   Securities         - ship Form:  Indirect
                                                                         Code         (Instr. 3, 4 and 5)                  Bene-                Direct      Beneficial
                                                        (Month/          (Instr. 8)                                        fically Owned        (D) or      Ownership
                                                                                                                           at End of            Indirect    (Instr. 4)
                                                                                                                           Issuer's
                                                                                   -----------------------------------
                                                                                   ------------- -------- ------------
                                                        Day/                                     (A) or                    Fiscal Year        (I)
                                                        Year)                         Amount        (D)      Price         (Instr. 3 and       (Instr.
                                                                                                                           4)               4)
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* If the Form is filed by more than one Reporting Person, See Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
                              (Print or Type Responses)

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FORM 5 (continued)
                             TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of        2. Conver-   3. Trans-      4. Transac-    5. Number of      6. Date Exer-            7. Title and Amount of     8. Price  9. Number   10. Owner-    11. Na-
   Derivative        sion or      action         tion Code    Derivative          cisable and Ex-          Underlying Securities      of        of            ship          ture
   Security          Exercise     Date           (Instr.      Securities          piration Date            (Instr. 3 and 4)           Deriv-    Deriv-        of            of In-
   (Instr. 3)        Price of     (Month/        8)           Ac-quired (A)       (Month/Day/                                         ative     ative         Deriv-        direct
                     Deriv-        Day/                       or Dis-               Year)                                             Secur-    Secur-        ative         Bene-
                     ative         Year)                      posed of (D)                                                            ity       ities         Secu-         ficial
                     Security                                 (Instr. 3, 4,                                                                     Bene-         rity:         Own-
                                                              and 5)                                                                  (Instr.   ficially      Direct        ership
                                                                                                                                      5)        Owned
                                                                                ----------- ------------ ------------ -------------
                                                                                                                                                at End        (D) or        (Instr.
                                                                                Date        Expira-                    Amount or                of            Indi-         4)
                                                                                Exer-       tion            Title      Number of                Year          rect (I)
                                                                                cisable     Date                         Shares                               (Instr.
                                                                                                                                              (Instr. 4)  4)
                                                            ---------- --------
                                                               (A)     (D)
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Stock Option         $30.00       4/27/2000         A        25,000             4/27/2001   4/27/ 2010     Common        25,000                 25,000         D
(Right to Buy)                                                                  (01)
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Explanation of Responses:

(01)  Fifty percent of the option vests on April 27, 2001, and the remaining fifty percent vests on April 27, 2002.

                                                                                     /s/ George H. Heilmeier            2/8/01
                                                                                ------------------------------------  ----------
                                                                                      George H. Heilmeier                 Date
                                                                                   *Signature of Reporting Person

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.